LIMITED LIABILITY COMPANY AGREEMENT

OF

BR VG MDA JV MEMBER, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF DECEMBER 17, 2012

11.1	In General	24
11.2	Representations and Warranties	24
Section 12.	Sale, Assignment, Transfer or other Disposition	27
12.1	Prohibited Transfers	27
12.2	Affiliate Transfers	27
12.3	Admission of Transferee; Partial Transfers	28
12.4	Withdrawals	29
Section 13.	Dissolution	30
13.1	Limitations	30
13.2	Exclusive Events Requiring Dissolution	30
13.3	Liquidation	30
13.4	Continuation of the Company	31
Section 14.	Indemnification	31
14.1	Exculpation of Members	31
14.2	Indemnification by Company	31
14.3	General Indemnification by the Members	32
Section 15.	Sale Rights	32
15.1	Push / Pull Rights	32
15.2	Forced Sale Rights	34
15.3	Restrictions on Sale	36
Section 16.	Mediation and Arbitration of Disputes	37
16.1	Events Giving Rise to Mediation or Arbitration	37
16.2	Selection of Arbitrators	37
16.3	Arbitration Hearing	37
16.4	Decision of the Arbitrators/Binding Effect	37
Section 17.	Miscellaneous	38
17.1	Notices	38
17.2	Governing Law	39
17.3	Successors	39
17.4	Pronouns	39
17.5	Table of Contents and Captions Not Part of Agreement	40
17.6	Severability	40
17.7	Counterparts	40
17.8	Entire Agreement and Amendment	40
17.9	Further Assurances	40
17.10	No Third Party Rights	40
17.11	Incorporation by Reference	40
17.12	Limitation on Liability	41
17.13	Remedies Cumulative	41
17.14	No Waiver	41
17.15	Limitation On Use of Names	41
17.16	Publicly Traded Partnership Provision	41
17.17	Public Announcements	42
17.18	No Construction Against Drafter	42

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BR VG MDA JV MEMBER, LLC
LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is adopted, executed, and agreed to effective on December 17, 2012, by and among Bluerock Special Opportunity + Income Fund, LLC, a Delaware limited liability company (“SOIF”), BR MDA Investors, LLC, a Delaware limited liability company (“BR MDA Investors”) and BEMT MDA, LLC, a Delaware limited liability company (“BEMT”), as Members (together, the “Members”), and SOIF, as Manager (the “Manager”).

WITNESSETH :

WHEREAS, BR VG MDA JV Member, LLC, a Delaware limited liability company (the “Company”), was formed on September 11, 2012, pursuant to the Act;

WHEREAS, the Members desire to participate in the Company for the purposes described herein;

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Definitions. As used in this Agreement:

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisor” shall mean any accountant, attorney or other advisor retained by a Member.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise. In addition, “Affiliate” shall include as to any Person any other Person related to such Person within the meaning of Code Sections 267(b) or 707(b)(1). Notwithstanding the foregoing, SOIF, BR MDA Investors and BEMT shall not be considered to be “Affiliates” of each other.

“Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Applicable Adjustment Percentage” shall have the meaning set forth in Section 5.2(b)(3).

“Asset Management Agreement” shall mean that certain asset management agreement attached hereto as Exhibit C to be entered into between MDA City Apartments, LLC, LLC, a Delaware limited liability company, as owner, and Asset Manager, as asset manager, pursuant to which Asset Manager will provide certain asset management services for the Property.

“Asset Manager” shall mean Village Green Development Holding, LLC, a Delaware limited liability company.

“Asset Manager Reports” shall have the meaning set forth in Section 8.2(c).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Bankruptcy/Dissolution Event” shall mean, with respect to the affected party, (i) the entry of an Order for Relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors generally, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code without such petition being vacated, set aside or stayed during such period, (vi) an application by such party for the appointment of a receiver for the assets of such party, (vii) an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within sixty (60) days after filing, (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date, (ix) an inability to meet its financial obligations as they accrue, or (x) a dissolution or liquidation.

“Beneficial Owner” shall have the meaning provided in Section 5.7.

“BEMT” shall have the meaning set forth in the recitals.

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“BEMT Transferee” shall have the meaning set forth in Section 12.2(b)(ii).

“BR MDA Investors” shall have the meaning set forth in the Recitals.

“BR MDA Investors Transferee” shall have the meaning set forth in Section 12.2(b)(iii).

“Capital Account” shall have the meaning provided in Section 5.6.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company net of any liability secured by such property that the Company assumes or takes subject to.

“Cash Flow” shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company (but excluding Capital Contributions, less the following payments and expenditures (i) all payments of operating expenses of the Company, (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (and other loans by Members to the Company), (iii) all sums expended by the Company for capital expenditures, (iv) all prepaid expenses of the Company, and (v) all sums expended by the Company which are otherwise capitalized.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

“Collateral Agreement” shall mean any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

“Company” shall mean BR VG MDA JV Member, LLC, a Delaware limited liability company organized under the Act.

“Company Interest” shall mean all of the Company’s interest in MDA City Apartments, LLC, including its limited liability company interest and its managerial interest therein.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” shall have the meaning provided in Section 10(a).

“Default Amount” shall have the meaning provided in Section 5.2(b).

“Default Loan” shall have the meaning provided in Section 5.2(b)(1).

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“Default Loan Rate” shall have the meaning provided in Section 5.2(b)(1).

“Defaulting Member” shall have the meaning provided in Section 5.2(b).

“Delaware UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware from time to time.

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean the sum of (x) an amount equal to the Cash Flow of the Company for such month or other period, as applicable, as reduced by (y) reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be reasonably determined from time to time by the Manager.

“Distributions” shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Distributable Funds).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fiscal Year” shall mean each calendar year ending December 31.

“Flow Through Entity” shall have the meaning provided in Section 5.7.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Imputed Closing Costs” means an amount (not to exceed one and one quarters percent (1.25%) of the purchase price) that would normally be incurred by a Subsidiary if the Property were sold for an amount specified in Section 15.1 or Section 15.2 (as applicable), for title insurance premiums, survey costs, brokerage commissions, legal fees, and other commercially reasonable closing costs.

“Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

“Indemnified Party” shall have the meaning provided in Section 14.3(a).

“Indemnifying Party” shall have the meaning provided in Section 14.3(a).

“Inducement Agreements” shall have the meaning provided in Section 14.3(a).

“Initiating Member” shall have the meaning provided in Section 15.2(a).

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“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

“Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation), including in the Company’s capacity as a member of MDA City Apartments, LLC with respect to making or refraining to make a decision on the following matters to the extent the vote or approval of the Company is required:

(i)	any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets, including the Company Interest, or all of the Interests of the Members in the Company, in one or a series of related transactions;

(ii)	except as expressly provided in Section 12 with respect to Transfers by SOIF or a SOIF Transferee to a SOIF Transferee and with respect to Transfers by BEMT or a BEMT Transferee to a BEMT Transferee and with respect to Transfers by BR MDA Investors or a BR MDA Investors Transferee to a BR MDA Investors Transferee as permitted hereunder, the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)	except as provided in Section 13, any liquidation, dissolution or termination of the Company;

(iv)	employing any individual or establishing or entering into any employment contracts, agreements with respect to salaries or bonus compensation or other employee benefit plans;

(v)	the incurrence by the Company, in an amount in excess of US $25,000, of any indebtedness for borrowed money or any capitalized lease obligation or the entry into of any agreement, commitment, assumption or guarantee with respect to any of the foregoing;

(vi)	expenditures or distributions of cash or property by the Company, in an amount in excess of US $25,000, which are not otherwise provided for in this Agreement or the establishment of any reserves;

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(vii)	entering into any material agreement, including without limitation any management agreement or development agreement, contract, license or lease that could result in an obligation or liability of the Company in excess of US $25,000;

(viii)	doing any act which would make it impossible or unreasonably burdensome to carry on the business of the Company;

(ix)	any material change in the strategic direction of the Company or any material expansion of the business of the Company, whether into new or existing lines of business or any change in the structure of the Company;

(x)	giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets;

(xi)	selling, conveying, refinancing or effecting any material asset of the Company, including the Company Interest, or any portion thereof or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(xii)	confessing a judgment against the Company (or any Subsidiary), submitting a Company (or Subsidiary) claim to arbitration or engaging, terminating and/or replacing counsel to defend or prosecute on behalf of the Company (or any Subsidiary) any action or proceeding;

(xiii)	acquiring by purchase, ground lease or otherwise, any real property or other material asset or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(xiv)	taking any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Company, the Subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence or failure to comply with the covenants or any other provisions of such “bad boy” guaranties;

(xv)	appointment and removal of the Company’s Representatives on the Management Committee for MDA City Apartments, LLC;

(xvi)	the amount of, whether and when to make, contributions to the Company (other than the contributions under Section 5.1(a) made contemporaneously with the execution of this Agreement) and Distributions by the Company;

(xvii)	amendment of the Company’s Certificate of Formation or this Agreement; or

(xviii)	to the extent not covered by the foregoing, any matter defined as a Major Decision under the MDA City Apartments, LLC Agreement.

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“Management Committee” shall mean the management committee of the Company as provided in Section 9.2 hereof or of MDA City Apartments, LLC, as the context requires.

“MDA City Apartments, LLC Agreement” means the Amended and Restated Limited Liability Company Agreement for MDA City Apartments, LLC dated as of the date hereof.

“Member” and “Members” shall mean SOIF, BEMT, BR MDA Investors and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.

“Member in Question” shall have the meaning provided in Section 17.12.

“Member Minimum Gain” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

“Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

“New York UCC” shall have the meaning provided in Section 17.17.

“Non-Initiating Member” shall have the meaning provided in Section 15.2(a).

“Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

“Offer” shall have the meaning provided in Section 15.2(a).

“Offeree” shall have the meaning provided in Section 15.1(b).

“Offeror” shall have the meaning provided in Section 15.1(b).

“Ownership Entity” shall have the meaning provided in Section 15.2(a).

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“Percentage Interest” shall have the meaning provided in Section 5.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“Property” shall have the meaning provided in the MDA City Apartments LLC Agreement.

“Pursuer” shall have the meaning provided in Section 10(c).

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Representatives” shall mean the representatives of the Management Committee.

“Response Period” shall have the meaning provided in Section 15.2(b).

“Sale Notice” shall have the meaning provided in Section 15.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOIF” shall have the meaning provided in the first paragraph of this Agreement.

“SOIF Transferee” shall have the meaning set forth in Section 12.2(b)(ii).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which fifty percent (50%) of which at least a majority of the capital stock or other equity securities is owned by the Company.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“Total Investment” shall mean the sum of the aggregate Capital Contributions made by a Member.

“Transfer” means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

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“Valuation Amount” shall have the meaning provided in Section 15.1(b).

Section 2.              Organization of the Company.

2.1           Name. The name of the Company shall be “BR VG MDA JV Member, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as the Manager deems necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2           Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The Manager may at any time on five (5) days prior notice to all Members change the location of the Company’s registered office or change the registered agent.

2.3           Principal Office. The principal address of the Company shall be c/o Bluerock Real Estate, L.L.C., Heron Tower, 70 East 55th Street, 9th Floor, New York, New York 10022, or, in each case, at such other place or places as may be determined by the Manager from time to time.

2.4           Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and the Members hereby ratify such filing. The Manager shall use its best efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5           Term. The Company shall continue in existence from the date hereof until December 31, 2062, unless extended by the Members, or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6           Expenses of the Company. Other than the reimbursements of costs and expenses as provided herein, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).

Section 3.              Purpose.

The Company is organized for the purpose of engaging in any lawful business, purpose or activity that may be undertaken by a limited liability company organized under and governed by the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

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Section 4.              Conditions.

4.1           SOIF Conditions. The obligation of SOIF to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the date hereof:

(a)           BEMT and BR MDA Investors shall deposit in the Company’s bank account or the designated escrow account of a mutually agreeable title company (“Title Company”) the amount of its initial Capital Contribution set forth on Exhibit A hereto; and

(b)          All of the representations and warranties of BEMT and BR MDA Investors contained in this Agreement shall be true and correct as of the date hereof.

4.2           BEMT Conditions. The obligation of BEMT to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the date hereof:

(a)           SOIF and BR MDA Investors shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its initial Capital Contribution set forth on Exhibit A hereto; and

(b)          All of the representations and warranties of SOIF and BR MDA Investors contained in this Agreement shall be true and correct as of the date hereof.

4.3          BR MDA Investors Conditions. The obligation of BR MDA Investors to consummate the transactions contemplated herein and to make the initial Capital Contributions under Section 5.1 is subject to fulfillment of all of the following conditions on or prior to the date hereof:

(a)           SOIF and BEMT shall deposit into the Company’s bank account or Title Company’s designated escrow account the amount of its initial Capital Contribution set forth on Exhibit A hereto; and

(b)           All of the representations and warranties of SOIF and BEMT contained in this Agreement shall be true and correct as of the date hereof.

Section 5.             Capital Contributions, Loans, Percentage Interests and Capital Accounts.

5.1           Initial Capital Contributions. Subject to the conditions set forth in Section 4, upon execution of this Agreement, SOIF, BR MDA Investors and BEMT shall each make an initial Capital Contribution to the Company of cash in the amounts set forth in Exhibit A attached hereto. The initial Capital Contribution of the Members to the Company may include amounts for working capital and reserves.

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5.2           Additional Capital Contributions.

(a)          Additional Capital Contributions may be called for from the Members by the Management Committee from time to time as and to the extent capital is necessary to effect an investment. Except as otherwise agreed by the Members, such additional Capital Contributions shall be in an amount for each Member equal to the product of the amount of the aggregate Capital Contribution called for multiplied by thirty four and one half percent (34.5%) in the case of SOIF, three percent (3.0%) in the case of BR MDA Investors and sixty two and one half percent (62.5%) in the case of BEMT. Such additional Capital Contributions shall be payable by the Members to the Company upon the earlier of (i) twenty (20) days after written request from the Company, or (ii) the date when the Capital Contribution is required, as set forth in a written request from the Company.

(b)          If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 5.2(a) within the time frame required therein (the amount of the failed contribution and related loan shall be the “Default Amount”), the other Members, provided that they have each made the Capital Contribution required to be made by it, in addition to any other remedies it may have hereunder or at law, shall have one or more of the following remedies:

(1)         to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by a promissory note in form reasonably satisfactory to the non-failing Members (each such loan, a “Default Loan”). The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Members. Any Default Loan shall bear interest at the rate of eighteen (18%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on demand from the non-failing Members and from any Distributions due to the Defaulting Member hereunder. Interest on a Default Loan to the extent unpaid, shall accrue and compound on a quarterly basis. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to Distributions. In furtherance thereof, upon the making of such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its Interest to the non-failing Members and agrees to promptly execute such documents and statements reasonably requested by the non-failing Members to further evidence and secure such security interest. Any advance by the non-failing Members on behalf of a Defaulting Member pursuant to this Section 5.2(b)(1) shall be deemed to be a Capital Contribution made by the Defaulting Member except as otherwise expressly provided herein. All Distributions to the Defaulting Member hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Members, for application to and until all Default Loans have been paid in full, the amount of (x) any Distributions payable to the Defaulting Member, and (y) any proceeds of the sale of the Defaulting Member’s Interest in the Company; or

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(2)         subject to any applicable thin capitalization limitations on indebtedness of the Company, to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Default Amount, which loan shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Members and which loan shall bear interest at the Default Loan Rate and be payable on a first priority basis by the Company from available Cash Flow and prior to any Distributions made to the Defaulting Member. If each Member has loans outstanding to the Company under this provision, such loans shall be payable to each Member in proportion to the outstanding balances of such loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 5.2(b)(2) shall not be treated as a Capital Contribution made by the Defaulting Member.

(c)          Notwithstanding the foregoing provisions of this Section 5.2, no additional Capital Contributions shall be required from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound, (ii) any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any Collateral Agreement, (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any Collateral Agreement. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

5.3           Percentage Ownership Interest. The Members shall have the initial percentage ownership interests (as the same are adjusted as provided in this Agreement, a “Percentage Interest”) in the Company set forth on Exhibit A immediately following the Capital Contributions provided for in Section 5.1. The Percentage Interests of the Members in the Company shall be adjusted monthly so that the respective Percentage Interests of the Members at any time shall be in proportion to their respective cumulative Total Investment made (or deemed to be made) pursuant to Sections 5.1 and 5.2. Percentage Interests shall not be adjusted by distributions made (or deemed made) to a Member.

5.4           Return of Capital Contribution. Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.6) until the full and complete winding up and liquidation of the business of the Company.

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5.5           No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.6           Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 5.6. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to Section 5.2 by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Section 6.1 or Section 13.3(e)(iii). No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

5.7           New Members. The Company may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. Without the prior written consent of each then-current Member, a new Member may not be admitted to the Company if the Company would, or may, have in the aggregate more than one hundred (100) members. For purposes of determining the number of members under this Section 5.7, a Person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Manager, a principal purpose of the use of the flow-through entity is to permit the Company to satisfy the 100-member limitation.

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Section 6.              Distributions.

6.1           Distribution of Distributable Funds

(a)          The Management Committee shall calculate and determine the amount of Distributable Funds for each applicable period. Except as provided in Sections 5.2(b), 6.1(b) or 13.3 or otherwise provided hereunder, Distributable Funds, if any, shall be distributed to the Members, in proportion to their Percentage Interests, on the 15th day of each month.

(b)          Any distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member but shall be deemed distributed to such Member for purposes of this Agreement.

6.2           Distributions in Kind. In the discretion of the Management Committee, Distributable Funds may be distributed to the Members in cash or in kind and Members may be compelled to accept a distribution of any asset in kind even if the percentage of that asset distributed to it exceeds a percentage of that asset that is equal to the percentage in which such Member shares in distributions from the Company. In the case of all assets to be distributed in kind, the amount of the distribution shall equal the fair market value of the asset distributed as determined by the Management Committee. In the case of a distribution of publicly traded property, the fair market value of such property shall be deemed to be the average closing price for such property for the thirty (30) day period immediately prior to the distribution, or if such property has not yet been publicly traded for thirty (30) days, the average closing price of such property for the period prior to the distribution in which the property has been publicly traded.

Section 7.              Allocations.

7.1           Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 6.1 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 6.1 immediately after such allocation.

7.2           Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(iii).

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7.3           U.S. Tax Allocations.

(a)          Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(b)           Code Section 704(c). In accordance with Code Section 704(c) and the Treasury regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Manager in its reasonable discretion approves.

Any elections or other decisions relating to such allocations shall be made by SOIF in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

Section 8.              Books, Records, Tax Matters and Bank Accounts.

8.1           Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Property Manager Reports. The books and records shall be maintained at the Company’s principal office or at a location designated by the Manager, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries, including MDA City Apartments, LLC) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice.

8.2           Reports and Financial Statements.

(a)          Within thirty (30) days of the end of each Fiscal Year, the Manager shall cause each Member to be furnished with two sets of the following additional annual reports computed as of the last day of the Fiscal Year:

(i)          An unaudited balance sheet of the Company;

(ii)         An unaudited statement of the Company’s profit and loss; and

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(iii)        A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year.

(b)          Within fifteen (15) days of the end of each quarter of each Fiscal Year, the Manager shall cause to be furnished to BEMT or any REIT Member such information as requested by BEMT or any REIT Member as is necessary for BEMT or any REIT Member to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by BEMT or any REIT Member.

(c)          The Members acknowledge that the Asset Manager is obligated to perform Project-related accounting and furnish Project-related accounting statements to MDA City Apartments, LLC under the terms of the Asset Management Agreement (the “Asset Manager Reports”). The Manager shall be entitled to rely on the Asset Manager Reports with respect to its obligations under this Section 8, and the Members acknowledge that the reports to be furnished shall be based on the Asset Manager Reports, without any duty on the part of the Manager to further investigate the completeness, accuracy or adequacy of the Asset Manager Reports.

(d)          At the expense and cost of BEMT, the Manager will use its commercially best efforts to obtain such financial statements (audited or unaudited), information and attestations as may be required by BEMT or any of its Affiliates in connection with public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, applicable to such entity, and work in good faith with the designated accountants or auditors of BEMT or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of BEMT or any of its Affiliates.

8.3           Tax Matters Member. BEMT is hereby designated as the “tax matters partner” of the Company, as defined in Section 6231(a)(7) of the Code (the “Tax Matters Member”) and shall prepare or cause to be prepared all income and other tax returns of the Company pursuant to the terms and conditions of Section 8.5. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under the Code or state tax law shall be timely determined and made by BEMT. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes. BEMT agrees to consult with SOIF with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority. In addition, upon the request of any Member, the Company shall make an election pursuant to Code Section 754 to adjust the basis of the Company’s property in the manner provided in Code Sections 734(b) and 743(b). The Company hereby indemnifies and holds harmless BEMT from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

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8.4           Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Manager and shall be withdrawn on the signature of such Person or Persons as the Manager may authorize.

8.5           Tax Returns. The Manager shall cause to be prepared all income and other tax returns of the Company required by applicable law. No later than the due date or extended due date thereof, the Manager shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and any Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

8.6           Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Manager in connection with its obligations under this Section 8 will be reimbursed by the Company to the Manager.

Section 9.              Management.

9.1           Management.

(a)           The Company shall be managed by SOIF (“Manager”), who shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company. Manager shall manage the operations and affairs of the Company, subject to the oversight and reversal by, and direction from, the Management Committee. Major Decisions require the express approval of the Management Committee and shall be made solely by the Management Committee as provided therein. To the extent that SOIF or a SOIF Transferee Transfers all or a portion of its Interest in accordance with Section 12 to a SOIF Transferee, such SOIF Transferee may be appointed as a Manager under this Section 9.1(a) by SOIF or a SOIF Transferee then holding all or a portion of an Interest without any further action or authorization by any Member.

(b)           The Management Committee may appoint individuals to act on behalf of the Company with such titles and authority as determined from time to time by the Management Committee. Each of such individuals shall hold office until his or her death, resignation, replacement by the Member who appointed the individual to the Management Committee, or removal by a vote of the Management Committee (in which case the Member who appointed such individual shall promptly appoint a replacement).

(c)           Notwithstanding any other provision herein, Bluerock shall have the sole right to appoint the representatives of the Company to the Management Committee pursuant to the MDA City Apartments LLC Agreement.

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9.2           Management Committee.

(a)           BEMT, BR MDA Investors and SOIF hereby establish a management committee (the “Management Committee”). The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Member that appointed him or her (the “Representatives”) as follows: (i) BEMT shall be entitled to designate two (2) Representatives to represent BEMT; and (ii) SOIF shall be entitled to designate two (2) Representatives to represent SOIF. The initial members of the Management Committee are set forth on Exhibit A. BR MDA Investors shall not be entitled to appoint a Representative to the Management Committee.

(b)           Each member of the Management Committee, subject to Section 9.1(b), shall hold office until death, resignation or removal at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Management Committee, the Member with the right to appoint and remove such vacating Representative shall appoint his/her or her successor. A Member shall lose its right to have representatives on the Management Committee, and its representatives on the Management Committee shall be deemed to be automatically removed, as of the date on which such Member ceases to be a Member or as otherwise provided in this Agreement. If BEMT or a BEMT Transferee Transfers all or a portion of its Interest to a BEMT Transferee pursuant to Section 12.2, such BEMT Transferee shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of BEMT under this Section 9 as may be agreed to between BEMT or the BEMT Transferee which is transferring the Interest, on the one hand, and the BEMT Transferee to which the Interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that BEMT was theretofore entitled to appoint pursuant to Section 9.2(a). If SOIF or a SOIF Transferee Transfers all or a portion of its Interest to a SOIF Transferee pursuant to Section 12.2, such SOIF Transferee shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of SOIF under this Section 9 as may be agreed to between SOIF or the SOIF Transferee which is transferring the Interest, on the one hand, and the SOIF Transferee to which the Interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that SOIF was theretofore entitled to appoint pursuant to Section 9.2(a).

(c)           The Management Committee shall meet once every quarter (unless waived by mutual agreement of the Members) and at such other times as may be necessary for the conduct of the Company’s business on at least five (5) days prior written notice of the time and place of such meeting given by any Representative. Notice of regular meetings of the Management Committee are not required. Representatives may waive in writing the requirements for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Representative shall be deemed a waiver of such notice requirement.

(d)           The Management Committee shall have the right, but not the obligation, to elect one of the Representatives or another person to serve as Secretary of the Management Committee. Such person shall hold office until his/her or her death, resignation or removal by a vote of the Management Committee. The Secretary or a person designated by him or her shall take written minutes of the proceedings of the meetings of the Management Committee, and such minutes shall be filed with the records of the Company.

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(e)           The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BEMT and one (1) Representative appointed by SOIF; provided, however, that if SOIF has not appointed at least one (1) Representative to the Management Committee at the time of such meeting (for example, if each SOIF Representative has been removed and not replaced) or a Representative of SOIF does not appear after two (2) due notices of such meeting, then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BEMT; provided further, that if BEMT has not appointed at least one (1) Representative to the Management Committee at the time of such meeting (for example, if each BEMT Representative has been removed and not replaced) or a Representative of BEMT does not appear after two (2) due notices of such meeting, then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by SOIF. Each of the two (2) Representatives appointed by BEMT shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by SOIF shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter shall require the affirmative vote (including votes cast by proxy) of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee. Major Decisions proposed to be taken by the Company shall require the approval of the Management Committee; provided that any Major Decision of the Company either (1) disapproved by all of the Representatives of BEMT or (2) disapproved by all of the Representatives of SOIF shall entitle the non-approving Member to trigger the Buy-Sell set forth in Section 15.

(f)           Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 9.2(f) shall constitute presence in person at such meeting.

(g)          Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(h)          Except as otherwise expressly provided in this Agreement, none of the Members or their Representatives (in their capacities as members of the Management Committee), shall have any duties or liabilities to the Company or any other Member, including any fiduciary duties, whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 9.2(h) shall not eliminate or limit the liability of such Representatives or the Members (A) for acts or omissions that involve fraud, intentional misconduct or a knowing and culpable violation of law, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement from which such Representative or Member derived a personal benefit unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Members is to not act with fraud, intentional misconduct or a knowing and culpable violation of law. Except as provided in this Agreement, whenever in this Agreement a Representative of a Member and/or a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other Person, such Representative and/or such Member shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

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9.3           Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved unanimously in writing by the Management Committee.

9.4           Other Activities.

(a)          Right to Participation in Other Member Ventures. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities. Neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

(b)          Limitation on Actions of Members; Binding Authority. No Member shall take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Manager of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

9.5           Operation in Accordance with REOC/REIT Requirements.

(a)          The Members acknowledge that SOIF or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable SOIF and such SOIF Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that would result in SOIF or a SOIF Affiliate from failing to qualify as a REOC. Neither BR MDA Investors nor BEMT (a) shall fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by SOIF in order to ensure compliance with this Section 9.5.

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(b)          Notwithstanding anything in this Agreement to the contrary, unless specifically agreed to by the Management Committee in writing, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514.

(c)          The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i)          Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)         Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)        Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

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(v)         Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

(viii)      Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)         Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

Notwithstanding the foregoing provisions of this Section 9.5(c), the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 9.5(c). For purposes of this Section 9.5(c), “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in this Section 9.5(c).

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9.6           FCPA.

(a)          In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)          Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

Section 10.         Confidentiality.

(a)          Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(x)          is or hereafter becomes public, other than by breach of this Agreement;

(y)          was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or

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(z)          has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information;

provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of BEMT, BR MDA Investors or SOIF, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

(b)          The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10(b).

(c)          Without limiting any of the other terms and provisions of this Agreement (including, without limitation, Section 9.6), to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

Section 11.            Representations and Warranties.

11.1         In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2. Such representations and warranties shall survive the execution of this Agreement.

11.2         Representations and Warranties. Each Member hereby represents and warrants that:

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(a)           Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)           No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)           Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)           Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

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(e)           Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)           Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)           Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)          Securities Matters.

(i)          None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)         Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)        Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iv)        Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

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(v)         Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(vi)        Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vii)       Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(viii)      Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Section 12.         Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12, Sections 5.2(b) or as approved by the Management Committee, no Member shall Transfer all or any part of its Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Interest (and such Transfer) shall be null and void and of no effect. Notwithstanding the foregoing, any Member shall have the right, with the consent of the other Members, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Interest in the Company for such purposes as it deems necessary in the ordinary cause of its business and operations.

12.2         Affiliate Transfers.

(a)          Subject to the provisions of Section 12.2(b) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under any Collateral Agreement.

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(b)          Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.2(a):

(i)          Any Transfer by SOIF or a SOIF Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of SOIF, including but not limited to (A) Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) or any Person that is directly or indirectly owned by SOIF II; and/or (B) Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”) or any Person that is directly or indirectly owned by SOIF III (collectively, a “SOIF Transferee”);

(ii)         Any Transfer by BEMT or a BEMT Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of BEMT, including but not limited to (A) SOIF II or any Person that is directly or indirectly owned by SOIF II; and/or (B) SOIF III or any Person that is directly or indirectly owned by SOIF III (collectively, a “BEMT Transferee”);

(iii)        Any Transfer by BR MDA Investors or a BR MDA Investors Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of BR MDA Investors, including but not limited to (A) SOIF II or any Person that is directly or indirectly owned by SOIF II; and/or (B) SOIF III or any Person that is directly or indirectly owned by SOIF III (collectively, a “BR MDA Investors Transferee”);

provided however, as to subparagraphs (b)(i), (b)(ii) or (b)(iii), and as to subparagraph (a), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of any applicable Collateral Agreement with third party lenders.

(c)          Upon the execution by any such BEMT Transferee, BR MDA Investors Transferee or SOIF Transferee of such documents necessary to admit such party into the Company and to cause the BEMT Transferee, the BR MDA Investors Transferee or SOIF Transferee (as applicable) to become bound by this Agreement, the BEMT Transferee, BR MDA Investors Transferee or SOIF Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

12.3         Admission of Transferee; Partial Transfers. Notwithstanding anything in this Section 12 to the contrary and except as provided in Sections 5.2(b), no Transfer of Interests in the Company shall be permitted unless the Transfer is only a pledge of the economic interests of the transferor or the potential transferee is admitted as a Member under this Section 12.3:

(a)          If a Member Transfers all or any portion of its Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

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(b)          Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Management Committee determines in its sole discretion that:

(i)          the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)         the Transfer would result in a termination of the Company under Code Section 708(b);

(iii)        as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)        if as a result of such Transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)         as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 12.3(b)(v), a Person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Manager, a principal purpose of the use of the flow-through entity is to permit the Company to satisfy the 100-member limitation; or

(vi)        the transferor failed to comply with the provisions of Sections 12.2(a) or (b).

The Manager may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 12.3.

12.4         Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

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Section 13.            Dissolution.

13.1         Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2         Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)          the expiration of the specific term set forth in Section 2.5;

(b)          at any time at the election of the Management Committee in writing;

(c)          at any time there are no Members (unless otherwise continued in accordance with the Act); or

(d)          the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)          The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)          The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Manager as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)          Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.

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(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)          to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(ii)         to the satisfaction of loans made pursuant to Section 5.2(b) in proportion to the outstanding balances of such loans at the time of payment;

(iii)        the balance, if any, to the Members in accordance with Sections 6.1.

13.4         Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.            Indemnification.

14.1         Exculpation of Members. No Member, Manager, representative or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, Manager, representative or officer or the willful breach of any obligation under this Agreement.

14.2         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Manager, the officers and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any so called “bad boy” guaranties or similar agreements which provide for recourse as a result of failure to comply with covenants, willful misconduct or gross negligence, (ii) their status as Members, Manager, representatives, employees or officers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party. For the purposes of this Section 14.2, officers, directors, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Section 14. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

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14.3         General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party, whether in this Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Properties (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.3 shall be limited to such Indemnifying Party’s Interest in the Company.

(c)          The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

Section 15.         Sale Rights

15.1         Push / Pull Rights.

(a)          Availability of Rights. At any time (i) after the third anniversary of this Agreement or (ii) that the Members/Representatives of the Management Committee are unable to agree on a Major Decision and such failure to agree has continued for fifteen (15) days after written notice from one Member to the other Members indicating an intention to exercise rights under this Section 15.1, either SOIF or BEMT may exercise its right to initiate the provisions of this Section 15.1.

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(b)          Exercise. The Member wishing to exercise its rights pursuant to this Section 15.1 (the “Offeror”) shall do so by giving notice to the other Member (i.e. BEMT or SOIF, as applicable) (the “Offeree”) setting forth a statement of intent to invoke its rights under this Section 15.1, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date (as defined below) free and clear of all liabilities, and setting forth all oral or written offers and inquiries received by the Offeror during the previous twelve-month period relating to the financing, disposition or leasing of any Company property.

(c)          Offeree Response. After receipt of such notice, the Offeree shall elect to either (i) sell its entire Interest to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of sale to the Members in satisfaction of their Interests pursuant to Section 13.3, or (ii) purchase the entire Interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3. The Offeree shall have thirty (30) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect to acquire the Offeror’s Interest within such time period, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above. BR MDA Investors shall be entitled to receive all notieces delivered by the parties under this Section 15.1, but shall not have any right under this Section 15.1 to either exercise the rights of Offeror or Offeree; provided, however, BR MDA Investors may, at its election, notify SOIF and BEMT of its desire to have its Interest acquired pursuant to the terms of this Section 15.1, in which event the purchasing party may, at its election, extend the right to participate in the sale described hereunder to BR MDA Investors.

(d)          Earnest Money. Within five (5) business days after an election has been made or deemed made under Section 15.1(c), the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the amount the selling Member is entitled to receive for its Interest under this Section 15.1, which amount shall be applied to the purchase price at closing. If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company or any Subsidiary who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and Imputed Closing Costs and distributed the net proceeds of the sale to the Members in satisfaction of their Interests pursuant to Section 13.3, in which case, the Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the amount the selling Member is entitled to receive for its Interest in connection with such future election.

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(e)          Closing. The closing of an acquisition pursuant to this Section 15.1 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than sixty (60) days (or, if the Offeree is the acquiring Member, ninety (90) days) after an election has been made or deemed made under Section 15.1(c). At such closing, the following shall occur:

(i)          The selling Member shall assign to the acquiring Member or its designee the selling Member’s Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member all documents which may be required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(ii)         The acquiring Member shall pay to the selling Member the consideration therefor in cash.

(f)          Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Section 15.1 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

15.2         Forced Sale Rights.

(a)          Offers. If, at any time following the third anniversary of the date that the Property is acquired by a Subsidiary, (i) either SOIF or BEMT desires to offer the Company Interest for sale on specified terms, or (ii) receives from an unaffiliated purchaser a bona fide written cash offer (i.e., not seller financed) for the purchase of such Company Interest on terms that such Member desires for the Company to accept (such specified terms or bona fide offer being herein called the “Offer”), then the Member desiring to make or accept the Offer (the “Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Member (i.e. BEMT or SOIF, as applicable) (the “Non-Initiating Member”). BR MDA Investors shall be entitled to receive all applicable notices required under this Section 15.2, but shall not have any right to exercise the rights set forth in this Section 15.2; provided, however, if the Non-Initiating Member elects not to accept the Offer, BR Investor Member may notify the other Members of its desire to have its Interest acquired by the Non-Initiating Member pursuant to the terms of subsection (c) below, in which event the Non-Initiating Member shall have the right, in its sole discretion to acquire such Interest on equivalent terms as the Interest of the Initiating Member.

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(b)          Response. The Non-Initiating Member shall have thirty (30) days from the date of the Sale Notice (the “Response Period”) to provide written notice to the Initiating Member of whether the Company should make or accept the Offer; the failure to timely deliver such notice shall be deemed to constitute an election to accept the Offer and sell such Company Interest on the terms of the Offer.

(c)          Offer Unacceptable. If the Non-Initiating Member does not wish for the Company to make or accept the Offer, the Initiating Member may elect to sell its Interest to the Non-Initiating Member, in which case the Non-Initiating Member must purchase the Initiating Member’s Interest for an amount equal to the amount that would be distributable to the Initiating Member if the Company had accepted the Offer, closed the sale pursuant to such Offer and wound up its affairs pursuant to Section 13.

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For purposes of the foregoing calculations, the purchase price for a sale shall be reduced by Imputed Closing Costs therefor. The Initiating Member must exercise this option, if at all, by delivering written notice thereof to the Non-Initiating Member within twenty (20) days after the end of the Response Period. The Non-Initiating Member shall pay the Initiating Member cash for its Interest, as the case may be. Closing shall take place on or before the date specified in the Sale Notice, but if the Non-Initiating Member is purchasing the Initiating Member’s Interest, the Non-Initiating Member shall have until 120 days after the Sale Notice in which to close. If the Initiating Member or the Non-Initiating Member defaults at closing, the non-defaulting party shall have the right to bring suit for damages, for specific performance, or exercise any other remedy available at law or in equity. Upon payment at closing, the Initiating Member shall execute and deliver all documents reasonably required to transfer the interest being sold.

(d)          Offer Acceptable. If the Non-Initiating Member consents (or is deemed to have consented) to the Company selling the Company Interest on the terms of the Offer, then the Initiating Member shall be allowed to sell the Company Interest for cash on the terms of the Offer for a period of up to one hundred eighty (180) days following the expiration of the Response Period. If the Initiating Member obtains a bona fide third party contract to sell the Company Interest on the terms of the offer within such one hundred eighty (180) day period, the Initiating Member shall have an additional period of ninety (90) days after the date of such contract (that is, not to exceed 270 days after the expiration of the Response Period) in which to consummate the sale. If after having received the consent (or deemed consent) of the Non-Initiating Member to the sale of such Company Interest on the terms of the Offer, the Initiating Member is unable to obtain a bona fide contract within such one hundred eighty (180) day period, or if after having obtained such bona fide contract, the Initiating Member is unable to consummate such sale within 270 days after the expiration of the Response Period, then the Initiating Member must again submit an Offer to the Non-Initiating Member under the terms of this Section 15.2 before it may sell such Company Interest.

15.3         Restrictions on Sale. The sale rights described in this Section 15 shall, in all events, be subject to any transfer restrictions set forth in the organizational documents for MDA City Apartments, LLC or in any associated loan documents to which MDA City Apartments, LLC or the Company is subject.

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Section 16.            Mediation and Arbitration of Disputes.

16.1         Events Giving Rise To Mediation or Arbitration. In the event that there is a dispute between the Manager or the Members as to any action or issue, or in the event of a deadlock between the Members, then and in such event all of the Members agree, upon the written request of any one Member, to submit to mediation within ten (10) days of receipt of the request for mediation for the purpose of resolving the dispute. If mediation is not successful in resolving the dispute; one or more of the Members may elect to have the dispute submitted to binding arbitration as provided in this Article 16 by giving written notice to each of the Members of such Member’s election to require arbitration of such dispute. Said written notice shall set forth (i) the action or issue in dispute and (ii) a brief description of the position of the electing Member with respect to such dispute.

16.2         Selection of Arbitrators. Within ten (10) days of the date upon which the notice is sent pursuant to Section 16.1, the Members shall meet for the purpose of selecting three (3) persons to act as arbitrators for the Company for such dispute. In the event that the Members are unable to agree upon the selection of the arbitrators at such meeting, then within ten (10) days following such meeting, the Member(s) requesting such arbitration shall select one (1) person to serve as an arbitrator and the remaining Member(s) shall select one (1) person to serve as an arbitrator and, within five (5) days of the date of their selection, the two persons so selected shall select a third person to serve as the third and final arbitrator. In the event that the Member(s) requesting such arbitration select one such person within such ten (10) day period, but the remaining Member(s) fails to select one such person within such ten (10) day period, or vice versa, then the person selected shall serve as the sole arbitrator and shall make the determination required hereunder. In the event the two selected arbitrators are unable to agree upon the identity of the person to serve as the third and final arbitrator, such determination shall be made by the American Arbitration Association in accordance with its then-existing rules and regulations. No person selected by the Members and/or by the arbitrators may be employed by, doing substantial business with or otherwise affiliated with any of the Members (including, but not limited to, acting as an attorney or accountant for any one or more of the Members or for the Company).

16.3         Arbitration Hearing. Not later than fifteen (15) days following the selection of the third arbitrator, a hearing shall be convened by the arbitrators at a mutually agreeable site. At such hearing, each Member shall be entitled to present arguments in favor of and call witnesses in support of such Member’s position with respect to the item in dispute; provided, however, that absent a written agreement of the Members to the contrary, presentation and/or arguments (including the direct testimony of any witnesses called by a Member) of each side of the dispute shall be limited to three (3) hours.

16.4         Decision of the Arbitrators/Binding Effect. The arbitrators shall render their decision regarding the matter in dispute within ten (10) days following the date of the hearing set forth in Section 16.3 hereinabove and said decision shall be final and binding upon the Members and the Company. Each of the Members hereby covenant and agree that they shall comply with the decision of the arbitrators.

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Section 17.            Miscellaneous.

17.1         Notices.

(a)           All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to SOIF:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attn: R. Ramin Kamfar

With a copy to:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attn: Michael L. Konig, Esquire

If to BEMT:

Bluerock Enhanced Multifamily Advisor, LLC

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attention: James G. Babb, III

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with a copy to:

Hirschler Fleischer

2100 East Cary Street

Richmond, Virginia 23223

Attention: S. Edward Flanagan, Esquire

If to BR MDA Investors:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attn: James G. Babb, III

(b)          Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(c)          By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

17.2         Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

17.3         Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

17.4         Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

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17.5         Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

17.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

17.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

17.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control.

17.9         Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

17.10       No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

17.11       Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

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17.12       Limitation on Liability. Except as set forth in Section 14 and with respect to a Default Loan as set forth in Section 5.2(b), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except with respect to a Default Loan as set forth in Section 5.2(b), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof. Except with respect to a Default Loan as set forth in Section 5.2(b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

17.13       Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

17.14       No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

17.15       Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of SOIF and BEMT as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Management Committee.

17.16       Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

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17.17       Public Announcements. Neither BEMT nor any of its Affiliates shall, without the prior approval of SOIF and BR MDA Investors, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as BEMT or such Affiliate has used reasonable efforts to obtain the approval of SOIF prior to issuing such press release or making such public disclosure. Neither SOIF nor any of its Affiliates shall, without the prior approval of BEMT and BR MDA Investors, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as SOIF or such Affiliate has used reasonable efforts to obtain the approval of BEMT and BR MDA Investors prior to issuing such press release or making such public disclosure. Neither BR MDA Investors nor any of its Affiliates shall, without the prior approval of BEMT and SOIF, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange so long as BR MDA Investors or such Affiliate has used reasonable efforts to obtain the approval of BEMT and SOIF prior to issuing such press release or making such public disclosure.

17.18       No Construction Against Drafter. This Agreement has been negotiated and prepared by SOIF, BR MDA Investors and BEMT and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement as of the date set forth above.

MEMBERS:

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND, LLC,
a Delaware limited liability company

By:	Bluerock Real Estate, L.L.C.,
a Delaware limited liability
Its: Manager

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President

BEMT MDA, LLC,
a Delaware limited liability company

By:	Bluerock Enhanced Multifamily Holdings, L.P.,
a Delaware limited partnership
Its: Sole Member

By:	Bluerock Enhanced Multifamily Trust, Inc.,
a Maryland corporation
Its: General Partner

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President and Chief Operating Officer

BR MDA INVESTORS, LLC,
a Delaware limited liability company

By:	Babb Limited Partnership, its sole member

By:	/s/ Nancy B. Falls
Nancy B. Falls, Managing Partner

[Signature Page to Limited Liability Company Agreement of BR VG MDA JV Member, LLC]

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EXHIBIT A

Initial Capital Contributions and Percentage Interests

Member Name	Initial Capital Contribution	Percentage Interest

Bluerock Special Opportunity + Income Fund, LLC	$3,366,264.76	34.5%
BEMT MDA, LLC	$6,098,305.76	62.5%
BR MDA Investors, LLC	$292,718.68	3.0%

Management Committee Representatives

BEMT:

James G. Babb, III

R. Ramin Kamfar

SOIF:

Jordan B. Ruddy

Michael L. Konig, Esq.

4673653-8 033882.00123